Exhibit 99.1

FOR IMMEDIATE RELEASE

Celanese Announces Leadership Transition

Scott Richardson to Become Chief Executive Officer and Join the Board of Directors

Edward Galante to Become Chair of the Celanese Board

Lori Ryerkerk to Step Down from the Board and Her Roles as CEO and President at the End of the Year

DALLAS – December 9, 2024 – Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Scott Richardson, currently Celanese’s Chief Operating Officer, has been appointed Chief Executive Officer and will join the Company’s Board of Directors, effective January 1, 2025. Richardson will succeed Lori Ryerkerk, who is stepping down as Chairman, CEO and director of Celanese at the end of the year. Celanese has elected Edward Galante, an independent director on Celanese’s Board since 2013, as Chair of the Board, effective upon Ryerkerk’s departure.

Over his two decades of service at Celanese, Scott Richardson has served in a number of key management roles, including Chief Operating Officer, Chief Financial Officer and leadership positions overseeing Celanese’s leading global Engineered Materials (EM) and Acetyl Chain (AC) businesses. Richardson was intimately involved in creating and implementing the EM and AC operating models that work together as a strategic pair to create value.

“It is an incredible honor to be named CEO-elect of Celanese, and I am grateful to our Board of Directors for entrusting me with this responsibility,” said Richardson. “Celanese is known for tenacious execution, even during difficult times, and I am confident we have all the critical components to create value for our shareholders, customers, employees and partners. I am fully committed to driving the changes needed in light of today’s challenges, including our relentless efforts to improve our cost structure and drive cash generation. By executing our action plan and controlling what we can control, we are working to position Celanese to capitalize on its significant upside potential, resilient free cash flow and long-term value creation.”

“Coming out of retirement to lead Celanese since 2019 as CEO has been the true highlight of my career, and I'm proud of what we've achieved together,” said Ryerkerk. “Scott is a proven executive who brings deep expertise across the Company’s business and new perspectives to the CEO role. I look forward to seeing what he accomplishes as he works with the team to build an even stronger Celanese.”

“The Board’s appointment of Scott represents the culmination of a deliberate and thoughtful succession planning process, and we are pleased to have an executive of Scott’s caliber,” said Kim Rucker, Lead Independent Director of Celanese’s Board of Directors. “The Board is looking forward to the long-term success of Celanese under Scott’s direction.”

Rucker continued, “On behalf of the Board, I also want to thank Lori for her leadership and significant contributions over the last five years. With Lori at the helm, Celanese has navigated challenging macro environments while strengthening its competitive position. We wish her all the best in her next chapter.”

About Scott A. Richardson

Richardson was named Executive Vice President and Chief Operating Officer for Celanese Corporation on November 8, 2023, after serving as EVP & Chief Financial Officer since February 2018, and prior to this was senior vice president of the Engineered Materials business since December 2015, where he had global responsibility for strategy, product and business management, planning and portfolio development, and pipeline management. Previously, Richardson served as vice president and general manager of the Acetyl Chain since 2011.

Richardson has progressed through several Celanese roles including global commercial director, Acetyls; manager of Investor Relations; business analysis manager, Acetyls; and business line controller, Polyols and Solvents. He joined Celanese in 2005.

Before joining Celanese, Richardson held various finance, operational and leadership roles at American Airlines. He earned a Bachelor of Arts degree in Accounting from Westminster College, and a Master of Business Administration from Texas Christian University.

About Edward G. Galante

Ed Galante was elected to the Celanese Board of Directors in 2012. He was previously Senior Vice President and Member of the management committee of Exxon Mobil Corporation, an international oil and gas company (2001 – 2006), and Executive Vice President of ExxonMobil Chemical Company (1999 – 2001). Prior to that, he held various management positions of increasing responsibility over more than 30 years with the company.

He serves as an Independent Director at Clean Harbors, Inc., a leading provider of environmental and industrial services; at Marathon Petroleum Corporation, a leading, integrated, downstream energy company; and former Independent Director at Linde plc, a leading industrial gas and engineering company.

Galante earned a B.S. in civil engineering from Northeastern University.

About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We are committed to sustainability by responsibly managing the materials we create for their entire lifecycle and are growing our portfolio of sustainable products to meet increasing customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese is a Fortune 500 company that employs approximately 12,400 employees worldwide with 2023 net sales of $10.9 billion.

Forward-Looking Statements

The information set forth in this Press Release contains certain “forward-looking statements,” which include information concerning the Company’s current beliefs, understanding and expectations regarding the Company's plans, objectives, goals, strategies, financial performance and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. Numerous factors, many of which are beyond the Company’s control could cause actual results to differ materially from those expressed as forward-looking statements, including those factors addressed in the Company’s November 4, 2024 earnings press release furnished as Exhibit 99.1 to the Company’s Items 2.02 and 9.01 Form 8-K dated November 4, 2024. Any forward-looking statement speaks only as of the date it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date the statement is made.

Celanese Contacts:

Investor Relations

Bill Cunningham

Phone: +1 302 999 6410

william.cunningham@celanese.com

Media - U.S.

Brian Bianco

Phone: +1 972 443 4400

media@celanese.com

Media - Europe

Petra Czugler

Phone: +49 69 45009 1206

petra.czugler@celanese.com